Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (i) the Registration Statements filed on Form F-3 (File Nos. 333-84226, 333-128361, 333-129962, 333-130040 and 333-155937) of ING Groep N.V. and (ii) the Registration Statements on Form S-8 (File Nos. 333-11368, 333-11414, 333- 13038, 333-13664, 333-13668, 333-14254, 333-14252, 333-81564, 333-92220, 333-108833, 333-125075, 333-137354 and 333-149631) of ING Groep N.V. of our report dated March 17, 2008, with respect to the consolidated financial statements of ING Bank N.V. (not included herein), which report appears in this December 31, 2008 annual report on Form 20-F of ING Groep N.V.

/s/ KPMG ACCOUNTANTS N.V.

Amsterdam, The Netherlands
March 16, 2009